                                                                   EXHIBIT 12(D)
                             BANKBOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the six months ended June 30, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                            Six Months Ended
                                                June 30,                    Years Ended December 31,
                                             ---------------     ---------------------------------------------
(Dollars in millions)
                                              1997      1996      1996      1995      1994      1993       1992
                                             -----     -----     -----     -----     -----     -----      -----

Net income                                 $   419   $   369   $   650   $   678   $   542   $   367    $   338
Extraordinary items, net of tax                                                          7                  (73)
Cumulative effect of changes
   in accounting principles, net of tax                                                          (24)
Income tax expense                             282       263       483       529       422       262        190
                                             -----     -----     -----     -----     -----     -----      -----
     Pretax earnings                       $   701   $   632   $ 1,133   $ 1,207   $   971   $   605    $   455
                                             =====     =====     =====     =====     =====     =====      =====
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                       $    20   $    20   $    40   $    38   $    35   $    36    $    37
Interest on borrowed funds                     515       460       873     1,079     1,038       384        352
Interest  on deposits                          805       846     1,680     1,791     1,301     1,177      1,640
                                             -----     -----     -----     -----     -----     -----      -----
          Total fixed charges                1,340     1,326     2,593     2,908     2,374     1,597      2,029

Preferred stock dividend
  requirements                                  31        32        65        68        67        61         33
                                             -----     -----     -----     -----     -----     -----      -----
Total combined fixed charges
  and preferred stock dividend
  requirements                             $ 1,371   $ 1,358   $ 2,658   $ 2,976   $ 2,441   $ 1,658    $ 2,062
                                             =====     =====     =====     =====     =====     =====      =====

Earnings (for ratio calculation)
  (Pretax earnings
  plus total fixed charges)                $ 2,041   $ 1,958   $ 3,726   $ 4,115   $ 3,345   $ 2,202    $ 2,484
                                             =====     =====     =====     =====     =====     =====      =====

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements                 1.49      1.44      1.40      1.38      1.37      1.33       1.20
                                             =====     =====     =====     =====     =====     =====      =====

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.